Exhibit 99.1

PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408
AngioDynamics Reports Fiscal 2021 Fourth Quarter and Full-Year Financial Results
Fiscal 2021 Fourth Quarter Highlights
•	Net sales of $76.8 million increased 31.7% compared to the prior-year quarter
•	Gross margin of 55.1% increased 330 basis points year over year
•	GAAP loss per share of $0.51, inclusive of a $14.0 million write-off of OARTrac intangible assets, and adjusted earnings per share of $0.00
•	Cash and cash equivalents on May 31, 2021 were $48.2 million
•	Received 510(k) clearance for AlphaVac Mechanical Thrombectomy System subsequent to quarter end
•	Received FDA approval for NanoKnife prostate IDE (PRESERVE) subsequent to quarter end

Full-Year 2021 Highlights
•	Net sales of $291.0 million increased 10.2% year over year
•	Gross margin declined 300 basis points year over year to 53.9%
•	GAAP loss per share of $0.82 and adjusted earnings per share of $0.05

Latham, New York, July 13, 2021 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced financial results for the fourth quarter and fiscal year 2021, which ended May 31, 2021.
“The AngioDynamics team demonstrated excellent performance, resilience, and strong execution in what was a uniquely challenging year. We saw the pressure from COVID-19 gradually alleviate over the course of the year, and our business is now trending close to normalized run rates. During fiscal 2021, we took significant steps forward in our transformation into a growth-oriented, technology-driven company, building on the foundation we put in place over the past several years,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “Our investments in our key technology platforms are driving our growth, as evidenced by a strong first-year contribution from Auryon and continued strength from AngioVac. I am excited about the future of AngioDynamics as we continue to develop differentiated products like AlphaVac, which we anticipate launching later this year, to serve larger and faster growing markets, pursue regulatory milestones and expand our patient base.”
Fourth Quarter 2021 Financial Results
Net sales for the fourth quarter of fiscal 2021 were $76.8 million, an increase of 31.7% compared to the prior-year quarter. All year-over-year comparisons have been affected by the disruption to procedure volumes resulting from the COVID-19 global pandemic.
Foreign currency translation did not have a significant impact on the Company's sales in the quarter.
•         Endovascular Therapies (formerly Vascular Interventions and Therapies) net sales were $38.1 million, an increase of 72.3%, compared to $22.1 million a year ago. Growth was driven by broad strength across the business relative to the prior-year period, led by sales of the Auryon and AngioVac platforms. Auryon sales during the quarter were $4.6 million.
•         Oncology net sales were $14.3 million, an increase of 14.2%, compared to $12.5 million in the prior-year period. The year-over-year growth was primarily due to increased sales of NanoKnife and Microwave disposables and sales of the BioSentry Tract Sealant System, partially offset by continued softness in capital spending and our international markets.
•         Vascular Access net sales were $24.5 million, an increase of 3.2%, compared to $23.7 million a year ago.
U.S. net sales in the fourth quarter of fiscal 2021 were $63.6 million, an increase of 42.6% from $44.6 million a year ago. International net sales were $13.2 million, a decrease of 3.6%, compared to $13.7 million a year ago.
Gross margin for the fourth quarter of fiscal 2021 was 55.1%, an increase of 330 basis points compared to the fourth quarter of fiscal 2020, primarily due to a reduction in COVID-related costs. During the quarter, gross margin was negatively impacted by macro forces including labor shortages and increased costs for labor, raw materials, and freight. Gross margins also continued to be impacted by Auryon startup costs. During the fourth quarter, inventory was reduced by $0.4 million when compared to inventory levels on February 28, 2021. During the fiscal year, inventory levels have been reduced by $11.3 million.
The Company recorded a net loss of $19.5 million, or a loss per share of $0.51, in the fourth quarter of fiscal 2021. This compares to a net loss of $157.0 million, or a loss per share of $4.13, a year ago. The current-year net loss includes a $14.0 million write-off of the OARTrac intangible assets, while the prior-year net loss includes a goodwill impairment charge of $158.6 million.
Excluding the items shown in the non-GAAP reconciliation table below, adjusted net loss for the fourth quarter of fiscal 2021 was $0.1 million, and adjusted earnings per share was $0.00, compared to adjusted net loss in the prior-year period of $2.1 million and adjusted loss per share of $0.06.
Adjusted EBITDA in the fourth quarter of fiscal 2021, excluding the items shown in the reconciliation table below, was $4.5 million, compared to $0.6 million in the fourth quarter of fiscal 2020.
In the fourth quarter of fiscal 2021, the Company generated free cash flow of $3.1 million. As of May 31, 2021, the Company had $48.2 million in cash and cash equivalents compared to $54.5 million in cash and cash equivalents on February 28, 2021. The Company reduced its debt outstanding under its revolving credit facility at May 31, 2021, to $20.0 million compared to $30.0 million on February 28, 2021.
Full-Year 2021 Financial Results
For the twelve months ended May 31, 2021:

•	Net sales were $291.0 million, an increase of 10.2%, compared to $264.2 million for the same period a year ago.

•
The Company's net loss from continuing operations was $31.5 million, or a loss per share of $0.82, compared to a net loss of $166.8 million, or a loss of $4.39 per share, a year ago. The current-year net loss includes a $14.0 million write-off of the OARTrac intangible assets, while the prior-year net loss includes a goodwill impairment charge of $158.6 million.

•
Gross margin declined 300 basis points to 53.9% from 56.9% a year ago due to the Company's COVID-related operating plan and increased labor, material, and freight costs, as well as Auryon start-up costs.

•
Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income was $1.9 million, with adjusted earnings per share of $0.05 per share, compared to adjusted net income and adjusted earnings per share of $3.5 million, or $0.09 per share, a year ago. Adjusted net income and adjusted earnings per share in

•	fiscal 2021 includes a $1.9 million, and $0.04 per share benefit, respectively, related to the reimbursement of certain expenses under the CARES Act.

•	Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $19.5 million, compared to $18.0 million for the same period a year ago.
Fiscal Year 2022 Financial Guidance
The Company expects its fiscal year 2022 net sales to be in the range of $305 to $310 million, gross margin to be approximately 55.0% and adjusted earnings per share in the range of $0.00 to $0.05 as the Company continues to invest in new product launches to drive future growth.
Conference Call
The Company's management will host a conference call today at 8:00 a.m. ET to discuss its fourth quarter and fiscal year 2021 results.
To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13720741.
This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.
A recording of the call will also be available from 11:00 a.m. ET on Tuesday, July 13, 2021, until 11:59 p.m. ET on Tuesday, July 20, 2021. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13720741.
As a reminder, the Company will also be hosting its Investor and Technology Day beginning at 9:30 a.m. ET this morning. Additional information and registration instructions can be found on the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the event will be archived on the same site.
Use of Non-GAAP Measures
Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.
About AngioDynamics, Inc.
AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. For more information, visit www.angiodynamics.com.
Safe Harbor
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2020. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.
In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
	(unaudited)		(unaudited)	(audited)

Net sales	$76,842	$58,332	$291,010	$264,157
Cost of sales (exclusive of intangible amortization)	34,522	28,120	134,222	113,885
Gross profit	42,320	30,212	156,788	150,272
% of net sales	55.1%	51.8%	53.9%	56.9%

Operating expenses
Research and development	9,104	7,232	36,390	29,682
Sales and marketing	23,820	18,207	81,306	78,634
General and administrative	9,131	8,221	35,918	37,872
Amortization of intangibles	4,298	4,704	18,136	18,121
Goodwill impairment	—	158,578	—	158,578
Change in fair value of contingent consideration	379	(11,647)	89	(11,531)
Acquisition, restructuring and other items, net	17,175	1,528	20,232	6,014
Total operating expenses	63,907	186,823	192,071	317,370
Operating loss	(21,587)	(156,611)	(35,283)	(167,098)
Interest expense, net	(185)	(235)	(861)	(907)
Other income (expense), net	(167)	(63)	92	(130)
Total other expense, net	(352)	(298)	(769)	(1,037)
Loss before income tax benefit	(21,939)	(156,909)	(36,052)	(168,135)
Income tax expense (benefit)	(2,471)	158	(4,504)	(1,348)
Net loss	$(19,468)	$(157,067)	$(31,548)	$(166,787)

Loss per share
Basic	$(0.51)	$(4.13)	$(0.82)	$(4.39)
Diluted	$(0.51)	$(4.13)	$(0.82)	$(4.39)

Weighted average shares outstanding
Basic	38,525	38,072	38,342	37,961
Diluted	38,525	38,072	38,342	37,961

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss):
	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
	(unaudited)		(unaudited)

Net loss	$(19,468)	$(157,067)	$(31,548)	$(166,787)

Amortization of intangibles	4,298	4,704	18,136	18,121
Goodwill impairment	—	158,578	—	158,578
Change in fair value of contingent consideration	379	(11,647)	89	(11,531)
Dosimetry inventory write-off (1)	—	958	—	958
Acquisition, restructuring and other items, net (2)	17,175	1,528	20,232	6,014
Write-off of deferred financing fees (3)	—	—	—	593
Tax effect of non-GAAP items (4)	(2,451)	799	(5,057)	(2,406)
Adjusted net income (loss)	$(67)	$(2,147)	$1,852	$3,540

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings (Loss) Per Share:

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
	(unaudited)		(unaudited)

Diluted loss per share	$(0.51)	$(4.13)	$(0.82)	$(4.39)

Amortization of intangibles	0.11	0.12	0.47	0.48
Goodwill impairment	—	4.17	—	4.16
Change in fair value of contingent consideration	0.01	(0.31)	—	(0.30)
Dosimetry inventory write-off (1)	—	0.03	—	0.03
Acquisition, restructuring and other items, net (2)	0.45	0.04	0.53	0.16
Write-off of deferred financing fees (3)	—	—	—	0.02
Tax effect of non-GAAP items (4)	(0.06)	0.02	(0.13)	(0.07)
Adjusted diluted earnings (loss) per share	$—	$(0.06)	$0.05	$0.09

Adjusted diluted sharecount (5)	38,525	38,072	39,110	38,105

(1) Write-off of raw materials and existing dosimetry inventory associated with OARtrac that was purchased pursuant to the Company’s acquisition of RadiaDyne. These inventory items were deemed unmarketable absent subsequent design and development activities.

(2) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items. Fiscal year 2021 results include a $14.0 million write-off of OARtrac intangible assets.

(3) Deferred financing fees related to the old credit agreement were written off during the first quarter of fiscal year 2020.

(4) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended May 31, 2021 and May 31, 2020.

(5) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
	(unaudited)		(unaudited)

Net loss	$(19,468)	$(157,067)	$(31,548)	$(166,787)

Income tax expense (benefit)	(2,471)	158	(4,504)	(1,348)
Interest expense, net	185	235	861	907
Depreciation and amortization	6,485	6,216	25,761	23,650
Goodwill impairment	—	158,578	—	158,578
Change in fair value of contingent consideration	379	(11,647)	89	(11,531)
Stock based compensation	2,227	1,594	8,625	7,592
Dosimetry inventory write-off (1)	—	958	—	958
Acquisition, restructuring and other items, net (2)	17,175	1,528	20,232	6,014
Adjusted EBITDA	$4,512	$553	$19,516	$18,033

Per diluted share:
Adjusted EBITDA	$0.12	$0.01	$0.50	$0.47

(1)  Write-off of raw materials and existing dosimetry inventory associated with OARtrac that was purchased pursuant to the Company’s acquisition of RadiaDyne.  These inventory items were deemed unmarketable absent subsequent design and development activities.

(2)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.  Fiscal year 2021 results include a $14.0 million write-off of OARtrac intangible assets.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Twelve Months Ended
	May 31, 2021	May 31, 2020	% Growth	Currency Impact	Constant Currency Growth	May 31, 2021	May 31, 2020	% Growth	Currency Impact	Constant Currency Growth
	(unaudited)					(unaudited)
Net Sales by Product Category
Endovascular Therapies	$38,071	$22,090	72.3%			$135,079	$112,706	19.9%
Vascular Access	24,462	23,714	3.2%			101,310	94,299	7.4%
Oncology	14,309	12,528	14.2%			54,621	57,152	(4.4)%
	$76,842	$58,332	31.7%	(0.8)%	30.9%	$291,010	$264,157	10.2%	(0.4)%	9.8%

Net Sales by Geography
United States	$63,597	$44,599	42.6%	0.0%	42.6%	$237,043	$207,980	14.0%	0.0%	14.0%
International	13,245	13,733	(3.6)%	(3.6)%	(7.2)%	53,967	56,177	(3.9)%	(1.9)%	(5.8)%
	$76,842	$58,332	31.7%	(0.8)%	30.9%	$291,010	$264,157	10.2%	(0.4)%	9.8%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31, 2021	May 31, 2020
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$48,161	$54,435
Accounts receivable, net	35,405	31,263
Inventories	48,614	59,905
Prepaid expenses and other	8,699	7,310
Total current assets	140,879	152,913
Property, plant and equipment, net	37,073	28,312
Other assets	13,193	15,338
Intangible assets, net	168,977	197,136
Goodwill	201,316	200,515
Total assets	$561,438	$594,214
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$19,630	$19,096
Accrued liabilities	35,459	29,380
Current portion of contingent consideration	—	836
Other current liabilities	2,495	2,133
Total current liabilities	57,584	51,445
Long-term debt, net of current portion	20,000	40,000
Deferred income taxes	19,955	24,057
Contingent consideration, net of current portion	15,741	14,811
Other long-term liabilities	8,701	9,029
Total liabilities	121,981	139,342
Stockholders' equity	439,457	454,872
Total Liabilities and Stockholders' Equity	$561,438	$594,214

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
	(unaudited)		(unaudited)	(audited)
Cash flows from operating activities:
Net loss	$(19,468)	$(157,067)	$(31,548)	$(166,787)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,524	6,255	25,916	23,805
Non-cash lease expense	596	503	2,456	2,070
Goodwill impairment	—	158,578	—	158,578
Stock based compensation	2,227	1,594	8,625	7,592
Change in fair value of contingent consideration	379	(11,647)	89	(11,531)
Deferred income tax provision	(2,618)	38	(4,805)	(1,568)
Change in accounts receivable allowances	176	243	207	429
Asset impairments and disposals	14,038	333	14,228	1,321
Other	2	16	(147)	86
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,339)	4,084	(4,162)	11,918
Inventories	420	(4,809)	11,539	(18,845)
Prepaid expenses and other	5,640	3,223	(3,181)	(6,155)
Accounts payable, accrued and other liabilities	6,622	2,536	4,876	(15,467)
Net cash provided by (used in) operating activities	12,199	3,880	24,093	(14,554)
Cash flows from investing activities:
Additions to property, plant and equipment	(9,144)	(1,479)	(13,711)	(7,235)
Acquisition of intangibles	—	—	—	(350)
Cash paid in acquisition	—	—	—	(55,760)
Net cash used in investing activities	(9,144)	(1,479)	(13,711)	(63,345)
Cash flows from financing activities:
Repayment of long-term debt	(10,000)	—	(20,000)	(132,500)
Proceeds from borrowings on long-term debt	—	25,000	—	40,000
Deferred financing costs on long-term debt	—	—	—	(775)
Payment of acquisition related contingent consideration	—	—	—	(1,208)
Proceeds (outlays) from exercise of stock options and employee stock purchase plan	555	(53)	3,014	(759)
Net cash provided by (used in) financing activities	(9,445)	24,947	(16,986)	(95,242)
Effect of exchange rate changes on cash and cash equivalents	82	(73)	330	(65)
Increase (decrease) in cash and cash equivalents	(6,308)	27,275	(6,274)	(173,206)
Cash and cash equivalents at beginning of period	54,469	27,160	54,435	227,641
Cash and cash equivalents at end of period	$48,161	$54,435	$48,161	$54,435

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands)

Reconciliation of Free Cash Flows:
	Three Months Ended		Twelve Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
	(unaudited)		(unaudited)

Net cash (used in) provided by operating activities	$12,199	$3,880	$24,093	$(14,554)
Additions to property, plant and equipment	(9,144)	(1,479)	(13,711)	(7,235)
Free Cash Flow	$3,055	$2,401	$10,382	$(21,789)